SCHEDULE 14C INFORMATION
        INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a party other than the Registrant [  ]

Check the appropriate box:

[ ] Preliminary Information Statement

[X] Definitive Information Statement

[ ] Confidential, for use of the Commission only
    (as permitted by Rule 14c-5(d)(2))

                           CAPITAL TITLE GROUP, INC.
--------------------------------------------------------------------------------
    (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

                            CAPITAL TITLE GROUP, INC.
                        4808 North 22nd Street, Suite 200
                             Phoenix, Arizona 85016

                       ----------------------------------
                        NOTICE AND INFORMATION STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 15, 1997
                       ----------------------------------

To Our Stockholders:

     The 1997 Annual Meeting of Stockholders (the "Annual Meeting") of Capital Title Group, Inc. (the "Company") will be held at 2:00 p.m., Phoenix time, on Thursday, May 15, 1997, at the offices of Squire, Sanders & Dempsey L.L.P., 40 North Central Avenue, Suite 2700, Phoenix, Arizona 85004, for the following purposes:

     1. To amend the Company's Certificate of Incorporation to provide for a classified Board of Directors and to elect two directors to serve for one-year terms, to elect two directors to serve for two-year terms, and to elect three directors to serve for three- year terms;

     2. To ratify the adoption of the 1996 Stock Option Plan, which authorizes the issuance of options to purchase up to 1,300,000 shares of the Company's Common Stock; and

     3. To transact such other business as may properly come before the Annual Meeting. Management is presently aware of no other business to come before the meeting.

     The Board of Directors has fixed the close of business on Monday, March 24, 1997 as the record date for the determination of Stockholders entitled to receive notice of and to vote at the meeting or any adjournment thereof. Shares of Common Stock can be voted at the meeting only if the holder is present at the meeting in person or by valid proxy. Management is not soliciting proxies in connection with the Annual Meeting and Stockholders are requested not to send proxies to the Company. A copy of the Company's 1996 Annual Report to Stockholders, which includes certified financial statements, was mailed with this Notice and Information Statement to all stockholders of record on the record date. Management cordially invites you to attend the Annual Meeting.

     Your attention is directed to the attached Information Statement.

                                  By Order of the Board of Directors


                                  Donald R. Head
                                  Chairman of the Board
Phoenix, Arizona
April 10, 1997

                            CAPITAL TITLE GROUP, INC.
                        4808 North 22nd Street, Suite 200
                             Phoenix, Arizona 85016

                       ----------------------------------
                              INFORMATION STATEMENT
                       ----------------------------------

     This Information Statement is being furnished to the Stockholders of Capital Title Group, Inc., a Delaware corporation (the "Company"), in connection with the Annual Meeting of the Stockholders of the Company to be held on May 15, 1997, at 2:00 p.m., Phoenix Time, and any adjournment or postponement thereof (the "Annual Meeting"). A copy of the Notice of the Meeting accompanies this Information Statement. It is anticipated that the mailing of this Information Statement will commence on April 21, 1997.

                        WE ARE NOT ASKING YOU FOR A PROXY
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY

                                     VOTING

     Only stockholders of record at the close of business on March 24, 1997 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. On the Record Date, 10,966,029 shares of Common Stock, $.001 par value (the "Common Stock"), were issued and outstanding. Each holder of Common Stock is entitled to one vote, exercisable in person or by proxy, for each share of the Company's Common Stock held of record on the Record Date.

     THE ELECTION OF DIRECTOR NOMINEES FOR WHICH SHAREHOLDER APPROVAL IS BEING SOUGHT CANNOT BE APPROVED WITHOUT THE AFFIRMATIVE VOTE OF A PLURALITY OF THE VOTES PRESENT, IN PERSON OR BY PROXY, AT THE ANNUAL MEETING. BROKERS CANNOT VOTE "STREET NAME" STOCK ON BEHALF OF BENEFICIAL OWNERS UNLESS THE BROKER RECEIVES AN EXECUTED PROXY FROM THE BENEFICIAL OWNER.

     Abstentions and broker non-votes will be included in the determination of the number of shares represented for a quorum. In order to vote their shares in person at the meeting, stockholders who own their shares in "street name" must obtain a special proxy card from their broker.

     The Board of Directors does not know of any matters other than the amendment of the Certificate of Incorporation to provide for a classified Board, the election of directors and ratification of the adoption of the 1996 Stock Option Plan that are expected to be presented for consideration at the meeting.

                              ELECTION OF DIRECTORS

     The Board of Directors currently consists of seven members. Each Director is elected each year to serve for a term of one year and serves until his successor has been elected and qualified, or until his earlier resignation or removal. The Board has unanimously approved and recommends that the stockholders adopt an amendment (the "Classified Board Amendment") to the Company's Certificate of Incorporation (the "Certificate"). The proposal to adopt the Classified Board Amendment is discussed below (the "Classified Board Proposal").

     Exhibit A sets forth the full text of the Classified Board Amendment in the amended Certificate of Incorporation. The description of the Classified Board Amendment is qualified in its entirety by reference to such Exhibit A.

     The Classified Board Proposal, if approved by the stockholders and adopted by the Board, would amend the Certificate by adding provisions that would classify the Board into three classes of directors, with two directors elected for a term expiring at the 1998 Annual Meeting (Class 1), two directors elected for a term expiring at the 1999 Annual Meeting (Class 2) and the remaining three directors elected for a term expiring at the 2000 Annual Meeting (Class 3) (and in each case until their respective successors are duly elected and qualified). Starting with the 1998 Annual Meeting, one class of directors will be elected each year for a three-year term.

     If at any time the size of the Board is changed, the increase or decrease in the number of directors would be apportioned among the three classes to make all classes as nearly equal as possible. The Board has no present plans, arrangements, commitments or understandings with respect to increasing or decreasing the size of the Board. Vacancies occurring in the classified Board, either as a result of an increase in the number of directors or otherwise, may be filled by the remaining directors for a term coinciding with the remainder of the full term of the Class in which the vacancy occurs.

     A classified board could moderate the pace of any change in control of the Board by extending the time required to elect a majority of the directors. At least two annual meetings, instead of one, will be required to effect a change in control of the Board. The Board believes that the longer time required to elect the majority of the Board will help to assure the continuity and stability of the Company's management and policies in the future, since a majority of the directors at any given time will have prior experience as directors of the Company. Although the Company has had no difficulty in the past in maintaining continuity, the Board considers it advisable to provide the additional assurance of continuity that is afforded by the classification of directors.

     It should be noted also that the classification provision will apply to every election of directors, whether or not a change in the Board would be beneficial to the Company and its stockholders and whether or not a majority of the Company's stockholders believes that such a change would be desirable. Therefore, adoption of the Classified Board Amendment may have significant effects on the ability of the stockholders of the Company to change the composition of the incumbent Board.

ADVANTAGES AND DISADVANTAGES OF A CLASSIFIED BOARD AMENDMENT

     The Classified Board Amendment has both advantages and disadvantages to stockholders. The Classified Board Amendment does not, and is not intended to, prevent a purchase of all or a majority of the equity securities of the Company, whether pursuant to open-market purchases, negotiated purchases from large stockholders or an unsolicited bid for all or part of the securities of the Company. Rather, the Board believes that the Classified Board Amendment will discourage disruptive tactics and encourage persons who may seek to acquire control of the Company to initiate such an acquisition through negotiations with the Board. The Board believes that it will therefore be in a better position to protect the interests of all the stockholders. Furthermore, the stockholders of the Company will have a more meaningful opportunity to evaluate any such action. Although the Classified Board Amendment is intended to encourage persons seeking to acquire control of the Company to initiate such an acquisition through arm's length negotiations with the Board, the overall effect of the Classified Board Amendment may be to discourage a third party from making a tender offer for a portion or all of the Company's Common Stock, or otherwise attempting to obtain a substantial position in the equity securities of the Company, by preventing such third party from immediately removing and replacing the incumbent directors.

     To the extent any potential acquirors are deterred by the Classified Board Amendment, the Classified Board Amendment may have the effect of preserving the incumbent management in office. The proposed amendment may also serve to benefit incumbent management by making it more difficult to remove management even when the only reason for the proposed change of control or the stockholder action may be the unsatisfactory performance of the present directors. In addition, since the Classified Board Amendment is in part designed to discourage accumulations of large blocks of the Company's voting shares by purchasers whose objective is to have such voting shares repurchased by the Company at a premium, its adoption could tend to reduce the temporary fluctuations in the market price of such voting shares that are caused by such accumulations. Accordingly, stockholders could be deprived of certain opportunities to sell their shares at a temporarily higher market price once the Company's shares are traded on an exchange.

     Takeovers or changes in the board of directors of a company that are proposed and effected without prior consultation and negotiation with the company are not necessarily detrimental to the company and its stockholders. However, the Board feels that the benefits of seeking to protect the ability of the Company to negotiate effectively, through directors who have previously been elected by the stockholders as a whole and are familiar with the Company, outweigh any disadvantages of discouraging such unsolicited proposals.

     The Classified Board Amendment is not being proposed in response to any specific efforts of which the Company is aware to accumulate shares of Common Stock or obtain control of the Company. The Board is recommending the adoption of the Classified Board Amendment in order to further continuity and stability in the leadership and policies of the Company and to discourage certain types of tactics that could involve actual or threatened changes of control that are not in the best interests of the stockholders. Because of the time associated with obtaining stockholder approval, the Company believes it is inadvisable to defer consideration of the Classified Board Amendment until a takeover threat is pending. Once a specific threat exists, the time required to adopt the

Classified Board Amendment may render the adoption impractical prior to the completion of the takeover. Further, the absence of a specific threat permits stockholders to consider the merits of the Classified Board Amendment outside the pressured atmosphere of a takeover threat. For these reasons, the Company believes it is prudent to consider the Classified Board Amendment at this time. Other than as disclosed herein, the Board does not currently contemplate recommending the adoption of any further amendments to the Certificate or Bylaws or any other action designed to affect the ability of third parties to take over or change control of the Company.

EXISTING ANTI-TAKEOVER PROVISIONS OF THE CERTIFICATE, BYLAWS AND DELAWARE

     The Company's Certificate and Bylaws currently do not contain any provisions intended by the Company to have, or to the knowledge of the Board having, any anti-takeover effect. In addition, the Certificate does not currently provide for cumulative voting by the stockholders.

     The Company is subject to Section 203 of the Delaware General Corporation Law (the "Anti- Takeover Law") regulating corporate takeovers. The Anti-Takeover Law prevents certain Delaware corporations from engaging, under certain circumstances, in a "business combination" (which includes a merger or sale of more than 10% of the corporation's assets) with any "interested stockholder" (a stockholder who acquired 15% or more of the corporation's outstanding voting stock without the prior approval of the corporation's board of directors) for three years following the date that such stockholder became an "interested stockholder." A Delaware corporation may "opt out" of the Anti-Takeover Law with an express provision in its original certificate of incorporation or bylaws resulting from a stockholder's amendment approved by at least a majority of the outstanding voting shares. The Company has not "opted out" of the provisions of the Anti-Takeover Law, nor does the Company currently contemplate recommending the stockholders approve an amendment to the Certificate to provide for the "opting out" of the Anti-Takeover Law.

     Approval of the Classified Board Amendment and the election of the director nominees will require the affirmative vote of a plurality of the votes cast by the stockholders entitled to vote. Messrs. Donald R. Head, Andrew A. Johns and Theo F. Lamb, who collectively have voting power over a majority in interest of the outstanding shares of Common Stock, have indicated that they will vote FOR the Classified Board Amendment and for election of the director nominees to Classes 1, 2 and 3 as set forth below. Accordingly, it is expected that the Classified Board Amendment will be approved and that all of the director nominees will be re-elected to one of the three classes of the Board of Directors.

INFORMATION CONCERNING DIRECTORS

     The names, ages, and certain information concerning the Company's current directors is set forth below. Donald R. Head and Theo F. Lamb have been nominated for election to Class 1; Andrew A. Johns and James R. Evans have been nominated for election to Class 2; and Jeffrey P. Anderson, Stephen A McConnell and Robert B. Liverant have been nominated for election to Class 3.

      NAME               AGE                 POSITION
      ----               ---                 --------
Donald R. Head           58      Chairman of the Board; Chief Executive Officer

Andrew A. Johns          59      President; Director

Jeffrey P. Anderson      46      Director

James R. Evans           49      Director

Theo F. Lamb             54      Director

Robert B. Liverant       67      Director

Stephen A McConnell      44      Director


     DONALD R. HEAD is a co-founder of the Company's wholly-owned operating subsidiary, Capital Title Agency, Inc. ("Capital Title") and has served as its Chairman of the Board since its inception in 1981. Mr. Head has served as the Chairman of the Board - Chief Executive Officer of the Company since May 1996. Mr. Head has engaged in a number of entrepreneurial activities within the real estate industry. He was a co-founder of the Prescott Mining Company Restaurant, and developed the Prescott Air Park, a 35,000 square foot industrial and office park, the Plaza West Commerce Centre, a five acre office park and a 112 unit townhouse complex all in Prescott, Arizona. Since 1988, Mr. Head has lived in Scottsdale, Arizona where he has continued his real estate development activities. He co-founded Centurian Development and Investments, Inc., which is a custom designer and builder of residential homes for some of the most prestigious residential communities in the exclusive North Scottsdale area. Mr. Head is also a partner in America West Capital One LC, which acquired 677 acres of land currently under development as a residential community in Verde Valley in Yavapai County, Arizona. Mr. Head has previously served as a board member for both U.S. and Canadian public companies. He graduated from Arizona State University with a BA in Business and holds a law degree from the University of Arizona.

     ANDREW A. JOHNS has served as the Company's President since May 22, 1996. Mr. Johns joined Capital Title in April 1996 as Vice President in charge of Special Projects and shortly thereafter was named President. Mr. Johns has also been a Director of Capital Title since March 1996 and a Director of the Company since May 1996. Mr. Johns has more than 28 years of experience in the title insurance industry. Prior to joining the Company, Mr. Johns served in a senior management position with United Title Company for 12 years, expanding its operational presence from Orange County, California to encompass the entire Southern California market. United Title purchased TRW Title, Inc. changing its name to Nations Title, Inc. When Nations Title, Inc. expanded into Arizona in 1994 through Nations Title of Arizona, Mr. Johns was selected to establish and implement its operations. Nations Title of Arizona was merged into Network Escrow Title Agency, which later changed its name to Nations Title Insurance of Arizona, Inc., and operated under Mr. Johns as Executive Vice President. In January 1996, Nations Title Insurance of Arizona, Inc., and its operating entities were acquired by Fidelity National Title Company, one of the top ten title companies in the nation, by an excess of $30 million. Prior to United

Title Company, Mr. Johns was employed by Stewart Title of California for nine years holding several executive positions including President. He was directly responsible for developing fourteen profitable branches for Stewart Title. He began his career with First American Title Insurance Company in California. Mr. Johns is a graduate of Compton College.

     JEFFREY P. ANDERSON has been a Director of the Company since September 1996. Since 1997, Mr. Anderson has served as Senior Vice President with the Bank of Hawaii. From 1992 until 1996, Mr. Anderson was Executive Vice President, Southwest Region, for First Interstate Bank in Phoenix, Arizona. He also served concurrently as Chairman of the Board of First Interstate Bank of Colorado. From 1986 until 1992, Mr. Anderson was employed by Security Pacific Corporation serving at various periods as Senior Vice President or Managing Director in the Energy/Utilities Group, Corporate Finance and Banking Department and Special Industries Department. Mr. Anderson holds a B.S. degree in Finance and
Management from the University of Southern California and an M.B.A. from California State University, Long Beach.

     JAMES R. EVANS has been a Director of the Company since September 1996. Since 1980, Mr. Evans has been the Chairman and President of Sunrise Educational Services, Inc. ("Sunrise"). Sunrise is a public company that operates and provides management contracts for child care centers offering comprehensive child care services primarily for children ages six weeks to twelve years. From 1960 to 1980, Mr. Evans was an executive with Smitty's, a major grocery and general merchandise retailer in Phoenix, Arizona. While employed by Smitty's, Mr. Evans was responsible for opening a number of new facilities and participated in the sale of the corporation in 1981.

     THEO F. LAMB is a co-founder of Capital Title and has served as a Director of Capital Title since its inception in 1981. Mr. Lamb has been a Director of the Company since May 1996. He is the owner of Lamb Chevrolet, Inc. in Prescott, Arizona, a retail car dealership for Cadillac, Oldsmobile, Chevrolet, Subaru and Nissan automobiles. He has served as a member of the Chevrolet and Subaru National Dealer Counsels and was elected to the Regional Dealer Counsels for Oldsmobile and Cadillac. He was the managing partner in several successful land and commercial property developments in the Prescott area. Mr. Lamb is a graduate of Southern Methodist University holding a B.S. degree in Business.

     ROBERT B. LIVERANT has been a Director of the Company since September, 1996. Mr. Liverant is a retired Chartered Accountant who was a Senior Partner in the Firm of Liverant Yip and Co. in British Columbia for 20 years, specializing in audits of public companies. Mr. Liverant was also a partner in the firm of Smythe Ratcliffe and Associates and a member of the firm of Pannell Kerr Forester, an international accounting firm. Mr. Liverant has several real estate investments including significant holdings in Saturna Beach Estates LTD, an 80-acre recreation and vineyard development in British Columbia, for which he also serves as a director. He has served as a director of more than 15 Canadian public companies. Mr. Liverant holds a B.A. degree with an economics major from the University of British Columbia. He now resides in Cave Creek, Arizona.

     STEPHEN A MCCONNELL has been a Director of the Company since September 1996. He is the President of Solano Ventures a firm involved in private capital investments. He has served, since 1991 as Chairman of the Board and majority shareholder in Mallco Lumber & Building Materials, Inc., wholesale distributor of construction lumber and doors. From 1991 to 1995, Mr. McConnell was President of Belt Perry Associates, Inc., a property tax appeal firm. He was President and Chief Executive Officer of N-W Group, Inc., a publicly held corporation, from 1985 through 1991. Mr. McConnell presently serves on the boards of Express America Holdings Corp. and Vodavi Technologies, Inc. and a number of private companies.

     There are no family relationships among any of the Directors.

MEETINGS OF THE BOARD OF DIRECTORS. During the year ended October 31, 1996, the Board of Directors of the Company met on two occasions. Each of the Directors attended 75% or more of the meetings of the Board of Directors and of the meetings held by such committees of the Board on which he served.

AUDIT COMMITTEE. The Audit Committee, which was formed on December 11, 1996, makes recommendations to the Board concerning the selection of outside auditors, reviews the financial statements of the Company and considers such other matters in relation to the internal controls and external audit of the financial affairs of the Company as may be necessary or appropriate in order to facilitate accurate and timely financial reporting. The Audit Committee also reviews proposals for major transactions. The Audit Committee has met on two occasions since its formation on December 11, 1996.


COMPENSATION COMMITTEE. The Compensation Committee, which was formed on April 8, 1997, reviews all aspects of compensation of executive officers of the Company and makes recommendations on such matters to the full Board of Directors. The Compensation Committee has had no meetings to date.

OTHER COMMITTEES. The Company's Board of Directors does not maintain a standing nominating committee or other committees performing similar functions.

                             EXECUTIVE COMPENSATION

     The following table summarizes all compensation to the Chief Executive Officer (the "Named Officer") for services rendered to the Company for each of the years ended October 31, 1996, 1995 and 1994. No other executive officer received compensation in excess of $100,000 during any of such years.

                           SUMMARY COMPENSATION TABLE

                                         Annual Compensation
     Name and
Principal Position               Year          Salary           Bonus
------------------               ----          ------           -----
Donald R. Head                   1996          $64,000           $ 0
Chairman of the Board and        1995          $48,000           $ 0
Chief Executive Officer          1994          $38,000           $ 0

     The following table sets forth information concerning individual grants of stock options made to the Named Officer during the last fiscal year.

                        OPTION GRANTS IN LAST FISCAL YEAR

                              Percent of Total
                              Options Granted
                  Options     to Employees in   Exercise Price
    Name         Granted (#)    Fiscal Year        ($/sh)       Expiration Date
    ----         -----------    -----------        ------       ---------------
Donald R. Head     60,000           6.4%            $1.00      September 1, 2001


     The following table sets forth certain information concerning each exercise of stock options during the year ended October 31, 1996 by the Named Officer and the aggregated fiscal year-end value of the unexercised options of such Named Officer.


               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                       OPTION VALUE AS OF OCTOBER 31, 1996

                                                                                     Value of Unexercised
                                                 Number of Unexercised Options           In-the-Money
                                     Value           at Fiscal Year End (#)       Options at Fiscal Year End ($)
                Shares Acquired   Realized Upon  -----------------------------   -------------------------------
   Name         on Exercise (#)    Exercise ($)  Exercisable     Unexercisable   Exercisable       Unexercisable
   ----         ---------------    ------------  -----------     -------------   -----------       -------------
Donald R. Head        -0-              -0-          -0-              60,000          -0-                -0-
Chairman of the
Board and CEO

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company may receive an annual retainer of $12,000 plus $1,000 per meeting of the Board of Directors attended by the Director. Directors who are not employees of the Company also participate in the Company's Non-Employee Directors' Stock Option Plan. To date, no such retainers or fees have been paid by the Company. Directors do not receive any other compensation for such services.

EMPLOYMENT AGREEMENTS

     DONALD R. HEAD. On June 1, 1996, Donald R. Head entered into an Employment Agreement with the Company, which provides for his services as Chairman of the Board and Chief Executive Officer (the "Head Agreement"). The initial term of the Head Agreement expires on May 31, 2001. The Head Agreement is subject to automatic renewal for additional ten-year terms on the initial expiration date and on each renewal date thereafter unless notice of termination is provided to Mr. Head sixty days prior to the expiration date or if Mr. Head provides written notice of resignation to the Board sixty days prior to the expiration date. The Head Agreement may be terminated by the Company for cause including upon (i) conviction of a willful or intentional crime, (ii) absence from work for more than 180 consecutive days and (iii) the material failure by Mr. Head to perform his duties.

     The Head Agreement provides for an initial salary of $96,000 for the first year and an annual salary of $150,000 for the second and each succeeding year, plus an annual bonus equal to 6% of the Company's pretax net profits on all Company operations, calculated according to generally accepted accounting principles applicable to title insurance agencies consistently applied. Such bonus shall be prorated in the first year of employment for the period remaining in the Company's fiscal year if less than twelve months. Such bonus shall be determined and paid within three months following the end of each fiscal year. Beginning with the second year of employment, estimated compensation can be paid with appropriate adjustments spread over twelve months in the event of any under or over estimated payments. In addition, the Head Agreement provides for a car allowance of $800 per month.

     The Head Agreement provides that if Mr. Head resigns or if the Head Agreement is terminated by the Company for any reason during a sixty-month period following a Change-in- Control (as defined in the Head Agreement) of the Company, the Company shall continue to pay to Mr. Head all compensation which he is entitled to under the Head Agreement for its remaining term.

     ANDREW A. JOHNS. On June 1, 1996, Andrew A. Johns entered into an Employment Agreement with the Company, which provides for his services as President (the "Johns Agreement"). The initial term of the Johns Agreement expires on May 31, 2001. The Johns Agreement is subject to automatic renewal for additional ten-year terms on the initial expiration date and on each renewal date thereafter unless notice of termination is provided to Mr. Johns sixty days prior to the expiration date. The Johns Agreement may be terminated by the Company for cause including upon (i) conviction of a willful or intentional crime, (ii) absence from work for more than 180 consecutive days and (iii) the material failure by Mr. Johns to perform his duties.

     The Johns Agreement provides for an initial salary of $72,000 for the first year and an annual salary of $114,000 for the second and each succeeding year, plus an annual bonus equal to 4% of the Company's pretax net profits on all Company operations, calculated according to generally accepted accounting principles applicable to title insurance agencies consistently applied. Such bonus shall be prorated in the first year of employment for the period remaining in the Company's fiscal year if less than twelve months. Such bonus shall be determined and paid within three months following the end of each fiscal year. Beginning with the second year of employment, estimated compensation can be paid with appropriate adjustments spread over twelve months in the event of any under or over estimated payments. In addition, the Johns Agreement provides for a car allowance of $800 per month.

     The Johns Agreement provides that if Mr. Johns resigns or if the Johns Agreement is terminated by the Company for any reason during a sixty-month period following a Change-in- Control (as defined in the Agreement) of the Company, the Company shall continue to pay to Mr. Johns all compensation which he is entitled to under the Johns Agreement for its remaining term.

     JAMES A. CLIFFORD. On May 17, 1996, James A. Clifford entered into an Employment Agreement (the "Clifford Agreement") with the Company. The Clifford Agreement was based on certain conditions which were met on July 1, 1996, the effective date of the Clifford Agreement, which provides for his services as President of Capital Title Agency's Maricopa County operations. The term of the Clifford Agreement is for a period of three (3) years. Compensation under the Clifford Agreement is $120,000 per year plus additional compensation equal to five percent (5%) of the Company's pre-tax net profit on operations in Maricopa County.

     JAMES P. STAMAS. On July 22, 1996, James P. Stamas entered into an Employment Agreement (the "Stamas Agreement") with the Company, which provides for his services as Executive Vice President/General Counsel for general business operations for Maricopa County. The term of the Stamas Agreement is for a period of three (3) years. Compensation under the Stamas Agreement is $75,000 per year.

     NICK VELIMIROVICH. On May 17, 1996, Nick Velimirovich entered into an Employment Agreement (the "Velimirovich Agreement") with the Company. The Velimirovich Agreement was based on certain conditions which were met on July 1, 1996, the effective date of the Velimirovich Agreement, which provides for his services as Chief Executive Officer of Capital Title Agency's Maricopa County operations. The term of the Velimirovich Agreement is for a period of three (3) years. Compensation under the Velimirovich Agreement is $120,000 per year plus additional compensation equal to five percent (5%) of the Company's pre-tax net profit on operations in Maricopa County.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and Directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, Directors and greater than 10% stockholders are also required to furnish the Company with copies of all Section 16(a) forms they file.

     The Company filed a Form 10-SB with the SEC on September 24, 1996, which became effective under the Securities Exchange Act of 1934 on November 25, 1996. The Company's officers, Directors and persons who beneficially own 10% or more of the Company's Common Stock were required to file initial statements of beneficial ownership on Form 3's with the SEC on or before the effective date of the Form 10-SB. Such persons failed to timely file their respective Form 3's.

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
                                 AND MANAGEMENT

     The following table sets forth, as of March 24, 1996, the beneficial ownership of shares of Common Stock of the Company by (i) each person known by the Company to beneficially own more than 5% of the Company's Common Stock, (ii) each Director, (iii) the Named Officer and (iv) all Directors and executive officers of the Company as a group.

     Name and Address of                     Number of Shares         Percent of
     Beneficial Owner                     Beneficially Held (1)(2)     Ownership
     ----------------                     ------------------------     ---------
Donald R. Head(3)(4)                              2,577,345(5)           23.5%
Andrew A. Johns (3)                                 953,865               8.7%
Theo F. Lamb (3)(6)                               2,225,205              20.3%
Jeffrey P. Anderson                                       0               0.0%
Robert B. Liverant(3)                               100,000               0.9%
Stephen A McConnell(3)                               50,000               0.5%
James R. Evans(3)                                    25,000               0.2%
Dorothy Eichbaum, Trustee of the                    603,791               5.5%
William and Dorothy Orth Eichbaum
Trust dated November 19, 1986(7)
John M. Redfield, Jr. and Linda N.                  600,490               5.5%
Redfield, as Trustees under a Revocable
Declaration of Trust dated October 29, 1982(8)
Mark A. Scharmann(9)                                849,834               7.7%
Irwin Jacobson(10)                                  564,167               5.1%
Miller Capital Corporation(11)                      590,000               5.4%
All directors and executive officers              5,931,415              54.1%
as a group (12 persons)
----------
(1) This information was determined in accordance with Rule 13(d)-3 under the Securities Exchange Act of 1934, as amended, and is based upon the information furnished by the persons listed above. Except as otherwise indicated, each stockholder listed possesses sole voting and investment power with respect to the shares indicated as beneficially owned.

(2) Does not include options to purchase shares of the Company's Common Stock, none of which are currently vested. See "EXECUTIVE COMPENSATION."

(3) This person has an address at c/o the Company, 4804 North 22nd Street, Suite 200, Phoenix, Arizona 85016.

(4)  Shares beneficially held in The Head Revocable Trust Dated April 1, 1975.

(5) Includes 301,895 and 300,245 shares of Common Stock which Mr. Head has options to purchase from The William and Dorothy Eichbaum Trust dated November 19, 1986 and from John N. Redfield, Jr. and Linda N. Redfield, respectively, anytime during the period ending May 23, 1999 for $.52 per share.

(6)  Shares beneficially held in The Lamb Trust Dated October 11, 1983.

(7)  The address of Dorothy  Eichbaum is 997 Copper  Vista Drive,  Prescott,  AZ
     86803;

(8) The address of John M. Redfield, Jr. and Linda N. Redfield is P. O. Box 7147, Cave Creek, AZ 85331;

(9)  The address of Mark A. Scharmann is 1661 Lakeview Circle, Ogden, UT 84403;

(10) The address of Irwin Jacobson is 1035 Carlyle Terrace, Highland Park, IL 60035; and

(11) The address of Miller Capital Corporation is 4909 E. McDowell Rd., Suite 100, Phoenix, AZ 85008.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

     In January 1996, Capital Title assumed a 10% note from PWCC, Inc. to Bank One Arizona, NA in the amount of $150,000. At October 31, 1996, the balance of the note was $131,974. The terms of the note require Capital Title to make sixty equal monthly installment payments to Bank One Arizona, NA in the amount of $3,187.05. In consideration of such assumption, PWCC contributed $150,000 to Capital Title. PWCC, Inc. is a corporation wholly owned equally by Mr. Head and Mr. Lamb.

     The Company had a lease with Lamb Chevrolet Profit Sharing Trust, Inc. for computer equipment. The balance owed under this lease as of October 31, 1996 and 1995 was $0 and $1,582, respectively. During fiscal 1995, the Company paid $38,244 in lease payments relating to the computer equipment.

     Capital Title received management and consulting services from Head Management Group, a Company owned by Donald R. Head. Charges for these services were $28,800 and $48,000 for the years ended October 31, 1996 and 1995.

     During fiscal 1996 and 1995, Capital Title Agency paid $43,319 and $86,546, respectively, to Dale A. Head for legal services rendered to Capital Title Agency. Dale A. Head is Donald R. Head's brother. In September 1996, the Company granted an option to Dale A. Head to acquire 20,000 shares of Common Stock of the Company at an exercise price of $1.00 per share.

     Theo F. Lamb, a Director, has advanced the Company $8,000 for operating purposes pursuant to a Note Agreement. The eight and a half percent (8.5%) note is due October 31, 1997 and is unsecured.

     Donald R. Head, Chairman of the Board and President, advanced the Company $8,000 for operating purposes pursuant to a Note Agreement. The eight and a half percent (8.5%) note was due October 31, 1997 and was unsecured. The note was paid in November 1996.

     In October 1996, the Company borrowed $75,000 from Theo Lamb, a Director of the Company, in exchange for a promissory note payable to Mr. Lamb. The loan proceeds were used for working capital purposes. In November 1996, the Company repaid the entire principal and interest to Mr. Lamb.

     On May 23, 1996, Capital Title entered into a financial advisory agreement with Miller Capital Corporation dba The Miller Group ("TMG"), a beneficial owner of 5.4% of the Company's outstanding Common Stock. Pursuant to such agreement, TMG provides certain financial advisory, valuation, business planning, consulting and other related services. In addition, TMG purchased 590,000 shares of the Company's Common Stock for aggregate consideration of $100 upon completion of a share exchange by the Company with Capital Title in May 1996. In connection with a private placement by the Company of a maximum of up to 1,500,000 shares, TMG is entitled to receive an amount equal to 7% of the gross proceeds of such private placement.

               RATIFICATION OF ADOPTION OF 1996 STOCK OPTION PLAN

     On May 23, 1996, the Board adopted the 1996 Stock Option Plan (the "Option Plan") and authorized an aggregate of 1,0000,000 shares of the Company's Common Stock for issuance thereunder. On April 8, 1997, the Board authorized the shares of the Company's Common Stock to be issued under the Option Plan be increased to 1,300,000 because 950,500 shares had already been optioned under the Option Plan. Officers and other employees of the Company who, in the opinion of the Board of Directors, are responsible for the continued growth and development and the financial success of the Company are eligible to be granted options under the Option Plan, and the Board wished to make options available to new officers or employees who might enter the Company. The Board further adopted a resolution on April 8, 1997, to allow consultants and other independent contractors to be eligible to receive Company options under the Option Plan. Usually, the only consideration received by the Company for the grant of an award will be past services and/or the expectation of future services. Options may be non-qualified options, incentive stock options, or any combination of the foregoing. In general, options granted under the Option Plan may not be less than the fair market value of the Common Stock on the date of grant. Incentive stock options granted to persons who have voting control over 10% or more of the Company's Common Stock are granted at 110% of the fair market value of the underlying shares on the date of grant. No option may be granted after May 23, 2006.

     The Option Plan provides the Board of Directors with the discretion to determine when options granted thereunder will become exercisable. Unless otherwise provided, 50% of the options granted may be exercised after two years from the date of grant and the remaining 50% of the options may be exercised after three years from the date of grant at any time prior to expiration, so long as the optionee remains employed by the Company. No option granted under the Option Plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by the optionee. As of March 11, 1997, options to purchase 950,500 shares had been granted. All of such options have an exercise price per share of $1.00 and a term of five years. As of March 11, 1997, the Common Stock underlying the outstanding options had an aggregate market value of approximately $950,500; however, there does not currently exist any public market for the Company's Common Stock.

REASONS FOR THE OPTION PLAN

     The purpose of the Option Plan is to attract, retain and motivate officers and other key employees of the Company and its subsidiaries. The Company believes that the Option Plan will more closely align the interest of its participants with the interests of the Company and its stockholders and will provide more appropriate compensation to participants thereunder than currently available solely through cash compensation. The Company believes that the Option Plan will enable grantees of "incentive stock options" to take advantage of certain potentially favorable tax treatment provisions under the Code, result in reduced costs of administration to the Company with respect to grants outstanding from time to time and an increased ability of the Company to attract highly qualified personnel in the future. Shareholder approval of the Plan is sought so that "incentive stock options" granted under the Plan will qualify for treatment as such under the Internal Revenue Code of 1986, as amended (the "Code").

     No person who acquires shares of Common Stock under the Option Plan, may during any period of time that such person is an "affiliate" of the Company, within the meaning of the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended ("Securities Act"), offer to sell such shares of Common Stock unless such offer and sale is made (i) pursuant to an effective registration statement under the Securities Act or (ii) pursuant to an appropriate exemption from the registration requirements of the Securities Act, such as that set forth in Rule 144 promulgated thereunder.

FEDERAL INCOME TAX CONSEQUENCES

     The discussion that follows is a summary, based upon current law, of some of the significant federal income tax considerations relating to awards under the Option Plan. The following discussion does not address state, local or foreign tax consequences.

     The Option Plan is not a "qualified plan" as defined in Section 401(a) of the Code, nor is it subject to the Employee Retirement Income Security Act of 1974, as amended.

     With respect to incentive stock options, neither the grant of the option nor the exercise of the option by an optionee will result in income to the optionee. The ultimate sale or other disposition by the optionee of the shares of Common Stock obtained upon exercise of the incentive stock options will result in capital gain or loss equal to the difference between the fair market value on the date of sale and the exercise price. A disposition of shares acquired pursuant to an option which results in a net capital gain will be taxed at the ordinary income rate (but not more than 28%). If the stock is disposed of at a price less than the exercise price, the loss will be capital loss. In 1996, capital losses are deductible for individuals to the extent of capital gains plus an amount not exceeding $3,000 ($1,500 for married individuals filing separately).

     The Company will not be allowed a deduction with regard to the incentive stock options at the time of its grant, its exercise or the ultimate sale of the Common Stock. However, if an optionee sells or disposes of the Common Stock prior to two years after the date of the grant of the incentive stock options or one year after the date of the exercise, the optionee will recognize compensation income on the sale to the extent the value of the Common Stock on the date of exercise exceeds the exercise price. The excess of the amount received on the sale over the value on the date of exercise (if any) will be capital gain. In the case of such a premature disposition of the Common Stock, the Company may deduct the amount of income recognized as compensation income. A person entitled to exercise an incentive stock option after the death of an optionee may sell the Common Stock obtained on the exercise of the option at any time without regard to the foregoing holding period requirements.

     While the exercise of an incentive stock option will not generate compensation income at the time of exercise, the excess of the fair market value of the stock on the date of exercise over the exercise price is treated as a tax preference item for purposes of the alternative minimum tax. The impact of the alternative minimum tax rules will depend upon the individual circumstances of each employee.

     In the event the Company permits incentive stock options to be exercised with Common Stock of the Company acquired by the exercise of an incentive stock option, the use of such stock to exercise an incentive stock option prior to completion of the minimum holding periods applicable to such stock will be treated as a premature disposition resulting in ordinary income to the employee.

     With respect to non-statutory stock options, since such options are not readily marketable, an optionee does not realize any compensation income upon the grant. Additionally, the Company may not take a tax deduction at the time of the grant. Upon exercise of a non-statutory stock option, an optionee realizes and must report as compensation income an amount equal to the difference between the fair market value of the shares on the date of exercise and the exercise price. The Company is entitled to take a deduction at the same time and in the same amount, provided the Company withholds federal income tax in accordance with the Code and the applicable Treasury regulations.

     Subject to the approval of the Board, an optionee may make an irrevocable election to have the Company withhold from those shares that would otherwise be received upon the exercise of the option, a number of shares having a fair market value equal to the minimum amount necessary to satisfy the Company's federal, state, local and foreign tax withholding obligations and FICA and FUTA obligations with respect to the exercise of such option by the optionee. The Company shall be entitled if necessary or desirable to pay or withhold the amount of any tax attributable to the delivery of Common Stock under the Plan from other amounts payable to the optionee after giving the person entitled to receive such Common Stock notice as far in advance as practical, and the Company may defer making delivery of such Common Stock if any such tax may be pending unless and until indemnified to its satisfaction.

                             NEW PLAN BENEFITS TABLE

     The  following  table  summarizes  all  options  granted  to (i) the  Named
Officer, (ii) all executive officers as a group (the "Executive Group"), (iii) all non-executive officer Directors as a group (the "Non-Executive Director Group") and (iv) all non-executive officer employees as a group (the "Non-Executive Employee Group"), as of March 11, 1997 under the Option Plan.

                             1996 STOCK OPTION PLAN
                                                             Number of Shares
Name and Position               Dollar Value($)(1)          Underlying Options
-----------------               ------------------          ------------------
Donald R. Head                       $ 0                         60,000
  Chairman of the Board and
  Chief Executive Officer
Executive Group                      $ 0                       580,000(2)
Non-Executive Director Group         $ 0                          -0-
Non-Executive Group                  $ 0                        370,500
----------
(1) All of these options were granted with an exercise price equal to $1.00 per share. The value of such options to the grantee will be determined by the difference between the exercise price and the fair market value on the date of exercise.

(2)  Includes  options to purchase  60,000  common  shares  granted to Donald R.
     Head.

     Ratification of the adoption of the 1996 Stock Option Plan will require the affirmative vote of a majority of the votes cast by the stockholders entitled to vote. Messrs. Donald R. Head, Andrew A. Johns and Theo F. Lamb, who collectively control voting power over a majority in interest of the outstanding shares of Common Stock, have indicated that they will vote FOR ratification of the adoption of the 1996 Stock Option Plan. Accordingly, it is expected that adoption of the 1996 Stock Option Plan will be ratified by the stockholders at the 1997 Annual Meeting.

                                RELATIONSHIP WITH
                             INDEPENDENT ACCOUNTANTS

APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     On April 8, 1997, the Company's Board of Directors authorized management and the Audit Committee to select one of two Big Six accounting firms as the principal accountant for fiscal year 1997. The Company has interviewed both firms and is currently reviewing bid proposals. Final selection is anticipated to occur by the end of April, 1997. Semple & Cooper L.L.P. ("Semple"), the accountants for fiscal year 1996, resigned on March 31, 1997.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     The auditors of the Company's financial statements for fiscal year ended 1995 was Schvaneveldt & Company ("Schvaneveldt").

     The financial statements of Capital Title, the Company's operating subsidiary, for the fiscal years ending October 31, 1994 and 1995 were audited by John E. Jones, CPA ("Jones"). After May 1996 and with the approval of the Company's Board of Directors, the Company engaged Semple as its independent auditors for the fiscal year ended October 31, 1996 to replace Schvaneveldt and Jones.

     The report of Schvaneveldt on the Company's financial statements for the fiscal year ended December 31, 1995 and the reports of Jones on Capital Title's financial statements for the fiscal years ended October 31, 1994 and 1995 did not contain an adverse opinion, or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

     In connection with the audit of the Company's financial statements for the year ended December 31, 1995 and in connection with the audits of Capital Title's financial statements for the fiscal years ended October 31, 1994 and 1995, there were no disagreements with Schvaneveldt or Jones on any matters of accounting principle or practices, financial statement disclosure, or auditing scope and procedures, which if not resolved to the satisfaction of Schvaneveldt or Jones, would have caused either of them to make reference to the matter in their respective reports.

     The Company and Capital Title have authorized Schvaneveldt and Jones to respond fully to any inquiries.

     The principal independent public accounting firm utilized by the Company during the fiscal year ended October 31, 1996 was Semple. No representative of Semple will attend the Annual Meeting for the purpose of responding to questions or making statements.

     Semple's report on the Company's financial statements for fiscal year 1996 contained no adverse opinion or disclaimer of opinion, nor was it modified as to uncertainty, audit scope or accounting principles.

     In connection with the audit of the Company's financial statements for the year ended October 31, 1996, the Company had no disagreements with Semple on any matters of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, which if not resolved to the satisfaction of Semple, would have caused it to make reference to the matter in its respective reports.

     The Company has authorized Semple to respond to inquiries from the new auditors at such time as they have been selected.

                              STOCKHOLDER PROPOSALS

     Any stockholder proposals intended to be presented at the Company's next annual meeting of stockholders must be received by the Company no later than December 24, 1997, to be evaluated by the Board for inclusion in the information or proxy statement for that meeting.

                                  OTHER MATTERS

     The Board of Directors does not intend to present at the Annual Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties.

                        1996 ANNUAL REPORT ON FORM 10-KSB

     The Company files annual reports on Form 10-KSB with the SEC. A copy of the annual report for the fiscal year ended October 31, 1996 (except for certain exhibits thereto) may be obtained, free of charge, upon written request by any stockholder to Capital Title Group, Inc., 4808 N. 22nd Street, Suite 200, Phoenix, Arizona 85016, Attention: Shareholder Relations. Copies of all exhibits to the annual report are available upon a similar request, subject to payment of a charge to reimburse the Company for its expenses in supplying any exhibit.

                                        By Order of the Board of Directors


                                        Donald R. Head
                                        Chairman of the Board

April 10, 1997

                                    EXHIBIT A

                                   ARTICLE VI
                               Board of Directors

     The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

     (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

     (b) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the Corporation.

     (c) The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three nor more than nine directors, the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the directors then in office. The directors shall be divided into three classes, designated Class 1, Class 2 and Class 3. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At each annual meeting of stockholders beginning in 1998, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term, with the term of the initial Class 1 directors terminating as of the 1998 meeting, the term of the Class 2 directors terminating as of the 1999 meeting, and so forth. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors in such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

     Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation, if any, shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article VI unless expressly provided by such terms.

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